EXHIBIT 99.1

  California Pizza Kitchen Announces International Franchise Initiatives
                          and Domestic Extension

   -Signs Franchise Deal To Open In Mexico; Expands Relationship With
          HMSHost; Signs Letter Of Intent To Open In South Korea-

    LOS ANGELES--(BUSINESS WIRE)--Feb. 15, 2007--California Pizza Kitchen, Inc. (Nasdaq:CPKI), home of the Original BBQ Chicken Pizza and other innovative hearth-baked pizzas, made-to-order pastas, creative salads, appetizers, soups, sandwiches and desserts, has signed an agreement with Grupo Calpik, S.A. de C.V. of Mexico, a new franchise partner. As part of the agreement, Grupo Calpik will open a minimum of 15 CPK locations throughout Mexico within the next 10 years with the first restaurant scheduled to open in the Bosques de las Lomas area of Mexico City in the fall of 2007.

    Rick Rosenfield, co-founder and co-CEO of California Pizza Kitchen, stated, "This new agreement with Grupo Calpik is a wonderful opportunity for us. We have looked forward to expanding the CPK brand into other parts of North America and are excited about opening in Mexico." Larry Flax, co-founder and co-CEO of California Pizza Kitchen, added, "This agreement allows us to bring California-style pizza to a new audience and to expand in a growing and strategic area."

    Saul Kahan, President and CEO of Grupo Calpik, spearheaded the introduction of the McDonald's brand to Mexico in the mid-1980s. His group currently operates 17 casual dining restaurants throughout Mexico. "Opening CPK restaurants in Mexico provides just what the Mexican market is looking for in terms of casual dining and we are tremendously excited about this project," stated Kahan.

    In addition, the Company recently executed an agreement with HMSHost, its partner in 15 CPK ASAP airport locations nationwide, to extend their relationship for five more years. The agreement, which now extends to 2012, will bring new in-line CPK ASAP restaurants and ASAP kiosk locations to airports and travel plazas throughout HMSHost's portfolio of properties. The first will open in Oakland International Airport in the second quarter of 2007.

    Finally, California Pizza Kitchen is planning to strengthen its presence in Asia and has signed a letter of intent for a development agreement with Iris Co., LTD, a subsidiary of Hanil Cement Co., LTD. Hanil Cement is the parent company of Handuck Development Co., LTD that operates Seoulland, a popular theme park in South Korea. As part of the letter of intent, Iris plans to open and operate a minimum of 15 restaurants throughout South Korea over the next 10 years.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The company's full-service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. Of the chain's 207 restaurants, 178 are company-owned and 29 operate under franchise or license agreements. There are 26 CPK ASAP locations, 11 of which are company-owned and 15 are franchised. Another company-owned concept is LA Food Show Grill & Bar, which currently has one location in Manhattan Beach, California. The company also has a licensing agreement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. Children who dine at California Pizza Kitchen choose from an extensive menu, recently named "The Best Kids Menu in America" by Restaurant Hospitality Magazine. For more details, visit www.cpk.com.

    CONTACT: California Pizza Kitchen
             Sarah Grover, 310.342.4656